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Ex-21.1
Subsidiaries of the Registrant


                                  EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


           Telegen Communication Corporation (Wholly-Owned Subsidiary)

          Telegen Display Laboratories, Inc. (Wholly-Owned Subsidiary)

                 Telisar Corporation (Majority-Owned Subsidiary)